SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
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[ ]	Soliciting Material under Rule 14a-12

BANCORP RHODE ISLAND, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Daniel J. Mullane
          John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by PL Capital Group

        The PL Capital Group has sent a letter to the Board of Directors of Bancorp Rhode Island, Inc. A copy of the press release follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

Important Information

        PL Capital Group has filed a definitive proxy statement and other proxy materials with the Securities and Exchange Commission (the “SEC”) in connection with the nomination of Daniel J. Mullane, Richard J. Lashley and John W. Palmer (the “PL Capital Nominees”) to serve as directors of Bancorp Rhode Island, Inc. The definitive proxy statement has been sent to shareholders of Bancorp Rhode Island seeking their support of the PL Capital Nominees at Bancorp Rhode Island’s 2008 Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and proxy card because they contain important information about PL Capital Group, the PL Capital Nominees, Bancorp Rhode Island and related matters. Shareholders may obtain a free copy of the definitive proxy statement and other documents filed by PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by PL Capital Group with the SEC may also be obtained free of charge from PL Capital Group.

Participants in Solicitation

        PL Capital Group consists of the following persons who are participants in the solicitation from Bancorp Rhode Island, Inc.‘s shareholders of proxies in favor of the PL Capital Nominees: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; John W. Palmer and Daniel J. Mullane. Such participants may have interests in the solicitation, including as a result of holding shares of Bancorp Rhode Island common stock. Information regarding the participants and their interests is contained in the definitive proxy statement filed by PL Capital Group with the SEC in connection with Bancorp Rhode Island’s 2008 Annual Meeting of Shareholders.

April 30, 2008

Members of the Board of Directors
Bancorp Rhode Island, Inc.
One Turks Head Place
Providence, RI 02903

Dear Members:

In a recent letter to shareholders dated April 23, 2008, the board of BancorpRI criticized PL Capital’s credentials by criticizing the 2007 results of State Bancorp, Inc. However, you failed to understand and tell the full story, as State Bancorp’s 2007 results are not indicative of the progress it has made in improving its performance. While there is still much work to be done at State Bancorp in 2008, the results of the tough actions they took in late 2006 and 2007 are evident in their Q1 2008 results. In Q1 2008, their ROE improved to 10.5% (12.9% on a core basis, see the table below) from 5.7% in FY2007 and their efficiency ratio improved to 64.4% (58% on a core basis). Unfortunately, unlike State Bancorp, BancorpRI appears to have “hit the wall” in terms of material improvements in its ROE and efficiency ratio. The Q1 2008 results at State Bancorp validate PL Capital’s earlier criticisms of State Bancorp and show that improvements can be made by a management team and board willing to make changes. The board of BancorpRI should acknowledge that our call for change at BancorpRI is as well founded as our earlier call for change at State Bancorp.

We had previously cited State Bancorp in a letter to BancorpRI’s shareholders as an example of a bank that PL Capital now supports after we initially challenged State Bancorp’s management and board to improve results and corporate governance. As you may recall, in 2006 we challenged State Bancorp’s (former) CEO and board to improve the efficiency ratio and other results, and failing improvement, to consider the sale of State Bancorp. The (former) CEO felt that our goals for State Bancorp were impractical and unrealistic. We planned on running a proxy contest but withdrew after the CEO and two vice chairman retired and a new CEO, who we respected and supported, was hired. In our previous letter, we noted that State Bancorp’s new CEO has implemented a number of important changes which we support and that the board of BancorpRI should look at State Bancorp as an example of how a change in senior management can dramatically improve the performance, culture and outlook for a bank.

In your letter to shareholders you criticize us and State Bancorp by noting that in 2007 State Bancorp’s EPS and net income declined, deposits decreased and State Bancorp’s ROE was 5.70%. You proudly cite that BancorpRI’s 2007 results were better than State Bancorp’s. The part you fail to mention is that State Bancorp’s results in 2007 contained one-time costs relating to the “old” State Bancorp, including, among others, settling an income tax dispute, litigation costs, severance costs and restructuring costs, as well as prudent decisions to trim high cost deposits and low yielding assets (including the sale of a small ticket leasing business similar to MacroLease). As a result of these one-time costs and decisions, State Bancorp’s 2007 results were not indicative of the progress it has made in improving its performance and outlook. While there is still much work to be done at State Bancorp in 2008, the change is already evident, as noted by an improvement in ROE from 5.7% in FY2007 to 10.5% in Q1 2008 (12.9% in core ROE after stripping out one time litigation expenses). Conversely, BancorpRI appears to have “hit the wall” at an approximately 8% ROE in FY 2007 and Q1 2008 (and importantly in management’s FY 2008 guidance, which implies another year with an approximately 8% ROE), and an efficiency ratio consistently stuck above 70%.

Interestingly, State Bancorp’s ROE rebounded sharply only one year after raising $36 million in equity capital in December 2006, unlike BancorpRI, which blames its smaller $21 million capital raise in early 2005 for lowering its ROE in 2005, 2006 and 2007.

We continue to use State Bancorp (STBC) as a relevant example because it has faced many of the same issues faced by BancorpRI (BARI) and is similar in size, as noted below:

(as of 3/31/08, in mils)	STBC	BARI

Total Loans	$1,071	$1,024

Total Assets	1,523	1,490

Total Deposits	1,274	1,038

Total Equity	116	115

Total Branches	16	17

Market Area	Long I	Provid

Market Cap	$ 178	$ 152

Source: Company filings

The first quarter results tell the story. State Bancorp’s results were significantly improved from 2007 and significantly better than BancorpRI’s, as noted in the highlights below:

	Q1 2008 STBC (as reported)	Q1 2008 STBC (core)(1)	Q1 2008 BARI (as reported)	Q1 2008 BARI (core)(1)
Net Income	$3.00 mil	$3.71 mil	$2.33 mil	$2.17 mil
ROA	0.72%	0.89%	0.64%	0.60%
ROE	10.5%	12.9%	8.2%	7.7%
Efficiency Ratio	64.4%	58.0%	71.6%	72.9%

(1)	Both STBC and BARI had non-core items in their GAAP reported results. The core results for STBC exclude $1.1 million of pre-tax litigation costs and the core results for BARI exclude $242 thousand of pretax gain on sale of securities; in both cases a 35% tax rate was applied. The core results were calculated by PL Capital.

As can be seen by these results, it should be clear why PL Capital withdrew from running a proxy contest at State Bancorp and why we continue to insist on running one against BancorpRI. While you may not like our public criticism and shareholder activism, it is based on a realistic and substantive evaluation of the companies we invest in. The reality is that something has to change at BancorpRI if it wants to improve performance, claim the right to remain independent and avoid criticism from us and others.

Please note that we do not intend to distribute this letter or anything similar to shareholders in an attempt to rebut the board’s written criticism of PL Capital. Our proxy contest is not about PL Capital. It’s about BancorpRI. We want the board to realize that State Bancorp is (1) a relevant example of how a change in management, culture and accountability to shareholders can dramatically improve results, and (2) an example of what PL Capital seeks at BancorpRI. We sincerely urge you not to miss the larger point we are trying to make and the need for improvements and change at BancorpRI. Regardless of who wins board seats at the Annual Meeting, it is time for the board to implement change if significant improvements cannot be made by the existing management team.

Please feel free to contact either of us at anytime.

Sincerely,

/s/ Richard Lashley	/s/ John Palmer
Richard Lashley	John Palmer
Principal	Principal